Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media Contact: Dwayne Roark - 215.299.6820
dwayne.roark@fmc.com
Investor Contact: Michael Wherley - 215.299.6543
michael.wherley@fmc.com

FMC Corporation Completes Transformative Transactions with DuPont
PHILADELPHIA, November 1, 2017 - FMC Corporation (NYSE:FMC) today announced it has successfully completed the closing of its two pending transactions with DuPont. The companies signed a definitive agreement on March 31, 2017, and have now satisfied all necessary conditions and approvals. FMC has acquired the portion of DuPont’s Crop Protection business it had to divest to comply with the European Commission ruling related to its merger with The Dow Chemical Company, which was completed on August 31, 2017, to form DowDuPont™. Additionally, FMC has completed the sale of FMC Health and Nutrition to DuPont.
The company will provide a first look at the combined company and the integration of this acquisition next week, as part of its third quarter 2017 earnings conference call on Tuesday, November 7, 2017, at 9:00 a.m. ET.

About FMC
For more than a century, FMC Corporation has served the global agricultural, industrial and consumer markets with innovative solutions, applications and quality products. On November 1, 2017, FMC acquired a significant portion of DuPont's Crop Protection business. FMC’s 2016 pro forma revenue was approximately $4 billion.1 FMC employs more than 7,000 people throughout the world and operates its businesses in two segments: FMC Agricultural Solutions and FMC Lithium. For more information, visit www.FMC.com.

1 2016 pro forma revenue assumes the transactions with DuPont occurred at the beginning of the year and includes twelve months of revenue from the DuPont Crop Protection business and it excludes the revenue from FMC Health and Nutrition. The pro forma revenue reflects FMC’s calculation as of the date hereof based on information currently available. Form 8-K/A will be filed within 75 days of the transaction date and will include unaudited pro forma condensed financial information related to the transactions.

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Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2016 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.
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